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                                                                EXHIBIT 5.1
                                     [LETTERHEAD]


August 29, 1997

USCS International, Inc.
2969 Prospect Park Drive
Rancho Cordova, California  95670

Gentlemen:

You have requested our opinion as counsel for USCS International, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and Regulations promulgated thereunder, of obligations ("Obligations") under the Company's Bonus Deferral Plan and the Company's Deferred Compensation Plan (collectively the "Plans").

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

For purposes of this opinion, we have examined the Registration Statement on Form S-8 to be filed with the Commission on or about August 29, 1997 (the "Registration Statement"). We have also been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed it necessary as a basis for the opinions hereafter expressed. As to questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon certifications by principal officers of the Company. We have made such further legal and factual examination and investigation as we deem necessary for purposes of rendering the following opinions.

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company.

We are members of the Bar of the State of California. Our opinions below are limited to the laws of the State of California and the federal securities laws of the United States.

Based on the foregoing, it is our opinion that the Plans have been duly and validly authorized and adopted, and the Obligations issued or to be issued under the Plans will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Graham & James LLP
GRAHAM & JAMES LLP